Eastman Announces Fourth-Quarter and Full-Year 2015 Financial Results

KINGSPORT, Tenn., Jan. 28, 2016 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core items, of $1.59 per diluted share for fourth quarter 2015 versus $1.64 per diluted share for fourth quarter 2014. Reported earnings were $0.83 per diluted share in fourth quarter 2015 versus $0.11 per diluted share in fourth quarter 2014. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3A and 4.

“We delivered our sixth consecutive year of solid earnings growth and record cash from operations in 2015,” said Mark Costa, chairman and CEO. “These results reflect the strength and robustness of our strategy to transform towards a specialty portfolio as we managed through a very challenging global business environment. We benefitted from volume growth in specialty businesses, mix upgrade in Advanced Materials from growth of high value, innovative products, accretion from high quality specialty acquisitions, and continued disciplined cost management.” See “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	4Q2015	4Q2014	FY2015	FY2014
Sales revenue	$2,225	$2,349	$9,648	$9,527
Earnings per diluted share	$0.83	$0.11	$5.66	$4.95
Earnings per diluted share excluding non-core items*	$1.59	$1.64	$7.28	$7.07
Net cash provided by operating activities	$562	$460	$1,612	$1,408

*For reconciliation to reported company and segment earnings, see Tables 3A and 4.

Corporate Results 4Q 2015 versus 4Q 2014

Sales revenue for fourth quarter 2015 was $2.2 billion versus $2.3 billion for fourth quarter 2014, primarily due to lower selling prices more than offsetting sales revenue from the Taminco Corporation and Commonwealth Laminating & Coating, Inc. businesses acquired in December 2014. Excluding non-core items, fourth-quarter 2015 operating earnings were $343 million compared with $362 million for fourth quarter 2014 as earnings from the acquired businesses and increased Advanced Materials sales volume were more than offset by propane hedges and lower acetate tow sales volume. Reported fourth-quarter 2015 operating earnings were $172 million compared with $27 million for fourth quarter 2014. Fourth-quarter 2015 and 2014 non-core items included losses from annual mark-to-market of pension and other post-retirement benefit plans, and fourth quarter 2015 non-core items included restructuring severance costs.

Segment Results 4Q 2015 versus 4Q 2014

Additives & Functional Products - Sales revenue increased primarily due to sales of products of the acquired Taminco specialty amines and crop protection businesses. These revenues were partially offset by lower coatings and other formulated products selling prices, primarily due to lower raw material and energy costs. Excluding non-core items in fourth quarter 2014, operating earnings decreased to $97 million for fourth quarter 2015 compared with $99 million for fourth quarter 2014 as earnings from the acquired businesses were more than offset by propane hedges.

Adhesives & Plasticizers - Sales revenue decreased primarily due to lower selling prices. Lower plasticizers selling prices were primarily in response to lower raw material and energy costs and continued competitive pressure resulting from weak demand in Asia Pacific. Operating earnings increased to $49 million for fourth quarter 2015 compared with $41 million for fourth quarter 2014 primarily due to lower raw material and energy costs exceeding lower selling prices.

Advanced Materials - Sales revenue increased primarily due to increased sales volume and sales of products of the acquired Commonwealth performance films business. These revenues were partially offset by lower selling prices primarily for copolyesters due to lower raw material and energy costs. Excluding non-core items in fourth quarter 2014, operating earnings increased to $83 million for fourth quarter 2015 compared with $62 million for fourth quarter 2014 primarily due to higher sales volume and earnings from the acquired business.

Fibers - Sales revenue decreased primarily due to lower acetate tow sales volume, especially in China. Excluding non-core items in fourth quarter 2015, operating earnings decreased to $107 million for fourth quarter 2015 compared with $122 million for fourth quarter 2014 primarily due to lower acetate tow sales volume.

Specialty Fluids & Intermediates - Sales revenue decreased primarily due to lower selling prices and lower chemical and other intermediates sales volume more than offsetting sales of products of the acquired Taminco functional amines business. The lower selling prices were primarily in response to lower raw material and energy costs. Excluding non-core items in fourth quarter 2014, operating earnings decreased to $20 million for fourth quarter 2015 compared to $49 million for fourth quarter 2014 as propane hedges and lower selling prices more than offset lower raw material and energy costs and earnings from the acquired business.

Corporate Results 2015 versus 2014

Sales revenue was $9.6 billion, a 1 percent increase compared with 2014 due to sales of products of acquired businesses partially offset by lower selling prices, particularly in the Specialty Fluids & Intermediates segment. Excluding the non-core items described in Tables 3A and 4, operating earnings for 2015 were $1.7 billion, a 6 percent increase compared with 2014 primarily due to earnings of the acquired businesses and lower raw material and energy costs exceeding lower selling prices. Reported 2015 operating earnings were $1.4 billion compared with $1.2 billion for 2014.

Segment Results 2015 versus 2014

Additives & Functional Products - Sales revenue increased primarily due to sales of products of the acquired Taminco specialty amines and crop protection businesses. These revenues were partially offset by lower coatings and other formulated products selling prices, primarily due to lower raw material and energy costs and an unfavorable shift in foreign currency exchange rates. Excluding non-core items in 2014, operating earnings increased to $462 million for 2015 compared with $398 million for 2014 primarily due to earnings from acquired businesses and lower raw material and energy costs exceeding lower selling prices, partially offset by propane hedges.

Adhesives & Plasticizers - Sales revenue decreased primarily due to lower plasticizers selling prices and an unfavorable shift in foreign currency exchange rates. Lower plasticizers selling prices were primarily in response to lower raw material and energy costs and continued competitive pressure. Operating earnings increased to $239 million for 2015 compared with $196 million for 2014 primarily due to lower raw material and energy costs exceeding lower selling prices, partially offset by propane hedges and an unfavorable shift in foreign currency exchange rates.

Advanced Materials - Sales revenue increased due to increased sales volume and sales of products of the acquired Commonwealth performance films business, partially offset by an unfavorable shift in foreign currency exchange rates and lower selling prices, primarily for copolyesters due to lower raw material and energy costs. Excluding non-core items, operating earnings increased to $409 million for 2015 compared with $293 million for 2014 primarily due to higher sales volume and improved product mix, earnings from the acquired business, and lower raw material and energy costs exceeding lower selling prices, partially offset by an unfavorable shift in foreign currency exchange rates.

Fibers - Sales revenue decreased primarily due to lower acetate tow sales volume attributed to customer inventory destocking, especially in China, and lower acetyl chemicals sales volume due to decreased sales to the cellulose acetate flake joint venture in Kingsport. Excluding non-core items for 2015, operating earnings decreased to $390 million for 2015 compared with $474 million for 2014 primarily due to lower acetate tow and acetyl chemicals sales volume.

Specialty Fluids & Intermediates - Sales revenue decreased primarily due to lower selling prices and lower chemical and other intermediates sales volume more than offsetting sales of products of the acquired Taminco functional amines and aviation turbine oil businesses. The lower selling prices were primarily in response to lower raw material and energy costs. Excluding non-core items in 2014, operating earnings decreased to $253 million for 2015 compared to $305 million for 2014 primarily due to propane hedges more than offsetting earnings from the acquired businesses.

Provision for Income Taxes

Excluding the tax impact of non-core items, the fourth-quarter 2015 effective tax rate was 17 percent. The fourth quarter 2015 tax rate included benefit from the extension in December 2015 of favorable U.S. federal tax provisions. Excluding the tax impact of non-core items, the full-year 2015 effective tax rate was 25 percent compared to 26 percent for full year 2014.

Cash Flow

Cash from operating activities was $1.6 billion in 2015. Free cash flow (defined as cash from operating activities minus capital expenditures) was a record $960 million in 2015. During 2015 the company reduced net debt (defined as total borrowings less cash and cash equivalents) by $589 million, contributed $125 million to its U.S. defined benefit pension plans, and repurchased $103 million of shares.

Outlook

Commenting on the outlook for full year 2016, Costa said: “We enter 2016 well positioned to benefit from our strong portfolio of specialty businesses which leverage world-class technology platforms to deliver solid growth in attractive end markets and accelerated earnings growth from our high value, innovative specialty products. However, we face increasing challenges including stagnant global economic growth, the collapse in the price of oil, and weakening currencies in Asia and Europe. In this environment, we are taking decisive actions to accelerate our innovation and market development activities and significantly increase our cost reduction efforts. Given current business conditions, we are driving hard to deliver 2016 earnings per share that approach 2015 earnings per share.” Non-core and any non-recurring items are excluded from the earnings per share projection.

The earnings for 2014, 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for 2014, 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on January 29, 2016 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-1403, passcode number 694500. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, January 29, to 11:00 a.m. ET, February 8, at 888-203-1112 or 719-457-0820, passcode 694500.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; foreign currency exchange rates; raw material and energy prices and costs, and other prices and costs; non-core costs, charges, income, and gains; revenue and earnings from acquired businesses; and revenue, earnings, and cash flow for full year 2016. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2015 available, and the Form 10-K to be filed for 2015 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 28, 2016

For Eastman Chemical Company Fourth Quarter and Full Year 2015 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2015	2014	2015	2014
Sales	$2,225	$2,349	$9,648	$9,527
Cost of sales (1)	1,716	2,016	7,068	7,306
Gross profit	509	333	2,580	2,221
Selling, general and administrative expenses (1)	210	244	762	755
Research and development expenses (1)	74	62	251	227
Asset impairments and restructuring charges, net	53	—	183	77
Operating earnings	172	27	1,384	1,162
Net interest expense	65	55	263	187
Other charges (income), net	(10)	1	(8)	(15)
Earnings (loss) from continuing operations before income taxes	117	(29)	1,129	990
Provision (benefit) for income taxes from continuing operations	(8)	(46)	275	235
Earnings from continuing operations	125	17	854	755
Earnings from discontinued operations, net of tax	—	—	—	2
Net earnings	125	17	854	757
Less: net earnings attributable to noncontrolling interest	1	1	6	6
Net earnings attributable to Eastman	$124	$16	$848	$751
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$124	$16	$848	$749
Earnings from discontinued operations, net of tax	—	—	—	2
Net earnings attributable to Eastman stockholders	$124	$16	$848	$751
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$0.83	$0.11	$5.71	$5.01
Earnings from discontinued operations	—	—	—	0.02
Basic earnings per share attributable to Eastman	$0.83	$0.11	$5.71	$5.03
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$0.83	$0.11	$5.66	$4.95
Earnings from discontinued operations	—	—	—	0.02
Diluted earnings per share attributable to Eastman	$0.83	$0.11	$5.66	$4.97

Shares (in millions) outstanding at end of period	147.8	148.6	147.8	148.6
Shares (in millions) used for earnings per share calculation
Basic	148.4	148.5	148.6	149.5
Diluted	149.5	150.0	149.8	151.1

(1)
Fourth quarter and twelve months 2015 included mark-to-market ("MTM") pension and other postretirement benefit plans net losses of $113 million and $115 million, respectively. Fourth quarter and twelve months 2014 included MTM pension and other postretirement benefit plans net losses of $304 million. See Table 3A for Non-GAAP earnings reconciliation by line item.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Sales by Segment
Additives & Functional Products	$541	$488	$2,368	$1,821
Adhesives & Plasticizers	272	313	1,214	1,363
Advanced Materials	582	562	2,414	2,378
Fibers	316	371	1,219	1,457
Specialty Fluids & Intermediates	505	606	2,388	2,490
Total Sales by Segment	2,216	2,340	9,603	9,509
Other	9	9	45	18
Total Eastman Chemical Company	$2,225	$2,349	$9,648	$9,527

Table 2B – Sales Revenue Change

	Fourth Quarter 2015 Compared to Fourth Quarter 2014
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Acquired Businesses Effect (1)	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	11%	23%	—%	(10)%	(2)%
Adhesives & Plasticizers	(13)%	—%	1%	(12)%	(2)%
Advanced Materials	4%	4%	7%	(4)%	(3)%
Fibers	(15)%	—%	(12)%	(2)%	(1)%
Specialty Fluids & Intermediates	(17)%	9%	(9)%	(17)%	—%

Total Eastman Chemical Company	(5)%	8%	(2)%	(9)%	(2)%

	Twelve Months 2015 Compared to Twelve Months 2014
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Acquired Businesses Effect (1)	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	30%	39%	1%	(7)%	(3)%
Adhesives & Plasticizers	(11)%	—%	(1)%	(7)%	(3)%
Advanced Materials	2%	5%	4%	(3)%	(4)%
Fibers	(16)%	—%	(15)%	(1)%	—%
Specialty Fluids & Intermediates	(4)%	17%	(4)%	(16)%	(1)%

Total Eastman Chemical Company	1%	13%	(2)%	(8)%	(2)%

(1)	Contribution to revenue of businesses acquired which are not in 2014 comparable periods.

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Sales by Customer Location
United States and Canada	$959	$1,042	$4,350	$4,384
Asia Pacific	592	654	2,333	2,540
Europe, Middle East, and Africa	557	513	2,422	2,091
Latin America	117	140	543	512
Total Eastman Chemical Company	$2,225	$2,349	$9,648	$9,527

Table 3 - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Additives & Functional Products	$97	$99	$462	$398
Adhesives & Plasticizers	49	41	239	196
Advanced Materials	83	62	409	293
Fibers	107	122	390	474
Specialty Fluids & Intermediates	20	49	253	305
Total segment operating earnings excluding non-core items	$356	$373	$1,753	$1,666
Total Other	(13)	(11)	(36)	(53)
Total operating earnings excluding non-core items	$343	$362	$1,717	$1,613

(1)	For identification of excluded non-core items and reconciliations to GAAP operating earnings, see Table 3A.

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Additives & Functional Products
Operating earnings	$97	$93	$462	$329
Asset impairments and restructuring charges (gains), net (1)	—	(1)	—	62
Additional costs of acquired inventories (1)	—	7	—	7
Excluding non-core items	97	99	462	398
Adhesives & Plasticizers
Operating earnings	49	41	239	196
Advanced Materials
Operating earnings	83	59	384	276
Asset impairments and restructuring charges, net (1)	—	2	18	16
Additional costs of acquired inventories (1)	—	1	7	1
Excluding non-core items	83	62	409	293
Fibers
Operating earnings	104	122	292	474
Asset impairments and restructuring charges, net (1)(2)	3	—	98	—
Excluding non-core items	107	122	390	474
Specialty Fluids & Intermediates
Operating earnings	20	41	253	289
Additional costs of acquired inventories (1)	—	8	—	16
Excluding non-core items	20	49	253	305
Other
Operating loss	(181)	(329)	(246)	(402)
Mark-to-market pension and other postretirement benefit plans loss, net (3)	113	304	115	304
Asset impairments and restructuring charges (gains), net (1)(4)	50	(1)	67	(1)
Acquisition integration and transaction costs (1)(5)	5	15	28	46
Excluding non-core items	(13)	(11)	(36)	(53)

Total Eastman Chemical Company
Operating earnings	172	27	1,384	1,162
Mark-to-market pension and other postretirement benefit plans loss, net	113	304	115	304
Asset impairments and restructuring charges, net	53	—	183	77
Acquisition integration and transaction costs	5	15	28	46
Additional costs of acquired inventories	—	16	7	24
Total operating earnings excluding non-core items	$343	$362	$1,717	$1,613

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$172	$27	$1,384	$1,162
Costs of sales	82	256	91	264
Selling, general and administrative expenses	23	72	46	103
Research and development expenses	13	7	13	7
Asset impairment and restructuring charges, net	53	—	183	77
Total operating earnings excluding non-core items	$343	$362	$1,717	$1,613

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for 2014 and the Company's Quarterly Report on Form 10-Q for third quarter 2015 for descriptions of non-core items.

(2)	Included in fourth quarter and twelve months 2015 earnings are asset impairments and restructuring charges, net due to the closure of the Workington, UK acetate tow manufacturing facility.

(3)	Fourth quarter and twelve months 2015 and 2014 included MTM pension and other postretirement benefit plans net loss.

(4)	Included in fourth quarter and twelve months 2015 earnings are asset impairments and restructuring charges, net primarily due to severance costs for a corporate reduction in force of $51 million.

(5)
Included in fourth quarter and twelve months 2015 earnings are integration and transaction costs primarily for the completed acquisitions of Taminco Corporation and Commonwealth Laminating & Coating, Inc.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Fourth Quarter 2015
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$172	$117	$124	$0.83
Non-Core Items:
Mark-to-market pension and other postretirement benefit plans loss, net (2)	113	113	69	0.46
Asset impairments and restructuring charges, net (2)	53	53	42	0.28
Acquisition integration and transaction costs (2)	5	5	4	0.02
Excluding non-core items	$343	$288	$239	$1.59

	Fourth Quarter 2014
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$27	$(29)	$16	$0.11
Non-Core Items:
Mark-to-market pension and other postretirement benefit plans loss, net (2)	304	304	202	1.35
Additional costs of acquired inventories (2)	16	16	10	0.07
Acquisition integration, transaction, and financing costs (2)(3)	15	25	18	0.11
Excluding non-core items	$362	$316	$246	$1.64

(1)
Excluding the tax impact of non-core items, fourth quarter 2015 and 2014 effective tax rates were 17 percent and 22 percent, respectively. The fourth quarter 2015 tax rate was reduced by changes in our geographic mix of earnings resulting in a higher percentage of earnings in jurisdictions with lower effective tax rates than the U.S., and a reduction in foreign income taxes.

(2)	See Table 3A for description of MTM net loss, asset impairments and restructuring charges, net, acquisition integration and transaction costs, and additional costs of acquired inventories.

(3)	Acquisition transaction and integration costs of $15 million in selling, general, and administrative expenses and acquisition financing cost of $10 million in other charges (income), net.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations (continued)
	Twelve Months 2015
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,384	$1,129	$848	$5.66
Non-Core Items:
Asset impairments and restructuring charges, net (2)	183	183	151	1.00
Mark-to-market pension and other postretirement benefit plans loss, net (2)	115	115	70	0.47
Acquisition integration and transaction costs (2)	28	28	18	0.12
Additional costs of acquired inventories (2)	7	7	4	0.03
Excluding non-core items	$1,717	$1,462	$1,091	$7.28

	Twelve Months 2014
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,162	$990	$749	$4.95
Non-Core Items:
Mark-to-market pension and other postretirement benefit plans loss, net (2)	304	304	202	1.34
Asset impairments and restructuring charges, net (2)	77	77	63	0.42
Acquisition integration, transaction, and financing costs (2)(3)	46	59	39	0.26
Additional costs of acquired inventories (2)	24	24	15	0.10
Excluding non-core items	$1,613	$1,454	$1,068	$7.07

(1)	Excluding the tax impact of non-core items, 2015 and 2014 effective tax rates were 25 percent and 26 percent, respectively.

(2)	See Table 3A for description of asset impairments and restructuring charges, net, MTM net loss, acquisition integration and transaction, costs, and additional costs of acquired inventories.

(3)	Acquisition transaction and integration costs of $46 million in selling, general, and administrative expenses and acquisition financing cost of $13 million in other charges (income), net.

Table 5 – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Operating activities
Net earnings	$125	$17	$854	$757
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	142	122	571	450
Asset impairment charges	—	2	107	52
Gain on sale of assets	—	—	—	(5)
Provision (benefit) for deferred income taxes	31	41	60	99
Mark-to-market pension and other postretirement benefit plans loss (gain), net	113	304	115	304
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	168	137	114	19
(Increase) decrease in inventories	(3)	15	(26)	(61)
Increase (decrease) in trade payables	37	(18)	(102)	(30)
Pension and other postretirement contributions (in excess of) less than expenses	(110)	(89)	(259)	(165)
Variable compensation (in excess of) less than expenses	51	35	71	27
Other items, net	8	(106)	107	(39)
Net cash provided by operating activities	562	460	1,612	1,408
Investing activities
Additions to properties and equipment	(226)	(187)	(652)	(593)
Proceeds from sale of assets	—	—	4	13
Acquisitions, net of cash acquired	—	(3,184)	(45)	(3,509)
Other items, net	—	(2)	—	(2)
Net cash used in investing activities	(226)	(3,373)	(693)	(4,091)
Financing activities
Net increase (decrease) in commercial paper borrowings	38	(5)	195	(190)
Proceeds from borrowings	—	2,950	250	3,565
Repayment of borrowings	(275)	—	(950)	(125)
Dividends paid to stockholders	(59)	(51)	(238)	(210)
Treasury stock purchases	(55)	—	(103)	(410)
Dividends paid to noncontrolling interests	—	—	(6)	(9)
Proceeds from stock option exercises and other items, net	—	21	20	43
Net cash used in financing activities	(351)	2,915	(832)	2,664
Effect of exchange rate changes on cash and cash equivalents	(1)	1	(8)	(4)
Net change in cash and cash equivalents	(16)	3	79	(23)
Cash and cash equivalents at beginning of period	309	211	214	237
Cash and cash equivalents at end of period	$293	$214	$293	$214

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Net cash provided by operating activities	$562	$460	$1,612	$1,408
Additions to properties and equipment	(226)	(187)	(652)	(593)
Free Cash Flow	$336	$273	$960	$815

Table 6 – Selected Balance Sheet Items

	December 31,	December 31,
(Dollars in millions, unaudited)	2015	2014
Cash and cash equivalents	$293	$214
Total borrowings	7,039	7,549
Total Eastman stockholders' equity	3,941	3,510